EXHIBIT 99
                                 ----------

ASB LOGO




January 27, 2004


FOR IMMEDIATE RELEASE:

CONTACT:
      Robert M. Smith, President or
      Michael L. Gampp, CFO
      ASB Financial Corp.
      503 Chillicothe Street
      Portsmouth, Ohio 45662-4015
      (740) 354-3177


ASB Financial Corp. Reports Net Earnings For The Six and Three Month Periods Ended December 31, 2003


Portsmouth, Ohio - ASB Financial Corp., parent company of American Savings Bank, fsb, reported net earnings for the six months ended December 31, 2003 of $1.0 million, or $.59 per diluted share, compared to net earnings of $1.0 million, or $.64 per diluted share, for the same period ended December 31, 2002.

The $8,000, or .8%, increase in net earnings resulted primarily from a $135,000, or 4.8%, increase in net interest income, a $107,000, or 39.1%, increase in other income, a $74,000, or a 59.7%, decrease in net provision for losses on loans, and a $112,000, or 24.5% decrease in federal income taxes which were partially offset by a $420,000, or 27.9%, increase in general, administrative and other expense. The increase in net interest income resulted primarily from a $608,000, or 29.3%, decrease in total interest expense, due to the prevailing low interest rate environment over the past year. The increase in general, administrative and other expense is due primarily to increases in employee compensation and benefit costs as well as increased costs associated with the growth in assets. The decrease in federal income taxes is due to the receipt of New Markets Tax Credits in March 2003.

Net Earnings for the three months ended December 31, 2003 totaled $511,000, or $.30 per diluted share, compared to net earnings of $516,000, or $.33 per diluted share, for the quarter ended December 31, 2002. The decrease in net earnings of $5,000, or 1.0%, was due primarily to a $312,000, or 46.6%, increase in general, administrative and other expenses, which was partially offset by a $76,000, or 5.3%, increase in net interest income, a $96,000, or 77.4%, decrease in net provision for losses on loans and a $106,000 or 41.6%, decrease in federal income taxes.

At December 31, 2003, ASB Financial Corp. reported total assets of $160.2 million, total liabilities of $143.1 million, including deposits of $132.5 million, and shareholders' equity of $17.0 million.

American Savings Bank, fsb, serving Portsmouth, Waverly and the Southern Ohio area was founded in 1892. The common shares of ASB are listed on the NASDAQ under the symbol ASBP.


503 Chillocothe St., P.O. Box 1583, Portsmouth, Ohio 45662 740-354-3177 FAX 740-354-3170

                             ASB Financial Corp.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (In thousands)


                                                    December 31,    September 30,
      ASSETS                                                2003             2003

Cash and cash equivalents                               $  5,484         $  2,327
Investment securities                                     13,338           13,197
Mortgage-backed securities                                11,403           11,856
Loans receivable                                         125,235          120,932
Other assets                                               4,691            4,617
                                                        --------         --------
      Total assets                                      $160,151         $152,929
                                                        ========         ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                $132,482         $130,375
Borrowings                                                 9,419            4,429
Other liabilities                                          1,242            1,771
                                                        --------         --------
      Total liabilities                                  143,143          136,575

Shareholders' equity                                      17,008           16,354
                                                        --------         --------

      Total liabilities and shareholders' equity        $160,151         $152,929
                                                        ========         ========

                             ASB Financial Corp.
                CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except share data)


                                             Six months ended    Three months ended
                                               December 31,         December 31,
                                              2003      2002      2003      2002

Total interest income                        $4,417    $4,890    $2,222    $2,416

Total interest expense                        1,464     2,072       723       993
                                             ------    ------    ------    ------

      Net interest income                     2,953     2,818     1,499     1,423

Net provision for losses on loans                50       124        28       124
                                             ------    ------    ------    ------

      Net interest income after provision
       for losses on loans                    2,903     2,694     1,471     1,299

Other income                                    381       274       170       141

General, administrative and other expense     1,926     1,506       981       669
                                             ------    ------    ------    ------

      Earnings before income taxes            1,358     1,462       660       771

Federal income taxes                            346       458       149       255
                                             ------    ------    ------    ------

      NET EARNINGS                           $1,012    $1,004    $  511    $  516
                                             ======    ======    ======    ======

      EARNINGS PER SHARE
        Basic                                $  .61    $  .67    $  .31    $  .35
                                             ======    ======    ======    ======

        Diluted                              $  .59    $  .64    $  .30    $  .33
                                             ======    ======    ======    ======